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                                                     EXHIBIT 4(b)(5)

                             THIRD SUPPLEMENTAL INDENTURE


    This Third Supplemental Indenture dated as of March 12, 1996 is made with reference to the following:

                                      FACTS

    A. On March 7, 1991, the parties hereto or their predecessors in interest entered into the Indenture dated as of March 7, 1991 (the "Original Indenture") relating to The Price Company's 63/4% Convertible Subordinated Debentures Due 2001 (the "Debentures").

    B. On June 30, 1993, First Interstate Bank of California succeeded First Interstate Bank, Ltd. as Trustee under the Original Indenture.

    C. The Original Indenture was amended and supplemented by Supplemental Indenture dated as of October 21, 1993 and by Supplemental Indenture dated as of October 22, 1993. The Original Indenture as so amended and supplemented, is hereinafter referred to as the "Indenture" and the Obligor under the Indenture is hereinafter referred to as the "Company."

    D. Section 3.03 of the Indenture provides that the Company shall mail a notice of redemption to each Debenture holder at least 30 days before a redemption date.

    E. Section 3.03 is inconsistent with Section 6 of the Debenture which provides for a 15 day minimum notice, instead of a 30 day minimum notice and is also inconsistent with the description of the Debentures in the February 28, 1991 Prospectus, by means of which the Debentures were offered for sale. Page 13 of the Prospectus states that notice of redemption will be mailed to each holder of Debentures to be redeemed at least 15 days before a redemption date.

    F. The Company has informed the Trustee that it intended a minimum 15 day notice period and has requested the Trustee to enter into this Third Supplemental Indenture to give effect to the Company's intention and to eliminate the aforesaid inconsistency.

    G. Section 9.01 of the Indenture allows the Company and the Trustee to enter into supplemental indentures without the consent of Debenture holders, inter alia to cure any ambiguity, defect or inconsistency.


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                                  AGREEMENT

    To eliminate the foregoing inconsistency, the parties hereto hereby agree as follows:

    1. The first grammatical paragraph of Section 3.03 of the Indenture is hereby amended to read in its entirety as follows:

         "Section 3.03. NOTICE OF REDEMPTION. At least 15 days but not more than 60 days before a redemption date, the Company shall mail a notice of redemption to each Holder whose Securities are to be redeemed."

    2. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

    3. This Third Supplemental Indenture shall be governed by the laws of the State of California.

    4. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

    IN WITNESS WHEREOF, the undersigned have executed this Third Supplemental Indenture as of the date first above written.

                             THE PRICE COMPANY


                             By:  /s/ Joel Benoliel
                                 -----------------------------------------


                             PRICE/COSTCO, INC., as Additional Obligor Under the Indenture


                             By:  /s/ Richard A. Galanti
                                 -----------------------------------------


                             FIRST INTERSTATE BANK OF CALIFORNIA, as Successor Trustee to First Interstate Bank, Ltd.


                             By:  /s/ Teresa Fructuoso
                                 -----------------------------------------



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